Exhibit 99.1
For Immediate Release April 3, 2007
Smart Move Reports Year End 2006 Results
Revenue increases by 238%
DENVER—(BUSINESS WIRE)—April 3, 2007— Smart Move, Inc. (AMEX: MVE), a Denver-based asset logistics manager providing a unique, and increasingly popular alternative solution for transporting household and commercial goods, today reported financial results for the fourth quarter and the twelve-month periods ended December 31, 2006 and 2005.
Revenue for the fourth quarter increased by approximately $374,000 to $957,000, an increase of 64%. The net loss for the fourth quarter was $1.8 million compared to a net loss of $1.4 million in the fourth quarter of 2005. The increase in the net loss is due primarily to an increase in selling, general and administrative expenses (exclusive of depreciation, amortization and non-cash compensation) of approximately $430,000 associated with Smart Move’s nationwide rollout, an increase in depreciation expense of $150,000 to $398,000 for the quarter ended December 31, 2006 associated with our increased assets, and non cash stock based compensation expense associated with equity incentives to officers and employees of approximately $190,000. An income tax benefit of $233,000 reduced the loss for the quarter.
For the 12 months ending December 31, 2006 revenue increased by 238% to $4.2 million from $1.2 million recognized in 2005. The net loss for the 12 month period was $9.9 million for 2006, compared to a net loss of $3.5 million for the same period in 2005. The increase in net loss is due primarily to an increase in selling, general and administrative expenses (exclusive of depreciation, amortization and non-cash compensation) of approximately $1.6 million associated with Smart Move’s nationwide rollout, non cash stock based compensation expense associated with equity incentives to officers and employees of $2.6 million, the write-off of deferred offering costs of $602,262, an increase in depreciation expense of $736,685 associated with our increased assets, and an increase in interest expense on notes of approximately $1 million associated with additional debt that was incurred in 2006. Basic and diluted net loss per share for the year ended December 31, 2006 was $(1.77), compared to $(1.05) reported in the same period in 2005.
“We are very pleased with the substantial revenue growth we achieved in 2006. This was a challenging and exciting year for Smart Move. We were challenged with robust demand for our services at a point in time when our container fleet was inadequate to meet sales demands, which resulted in lost sales opportunities and higher operating expenses. We are excited that the IPO has provided capital to expand our fleet of SmartVaultTM containers to meet expected business growth,” said Chris Sapyta, President and Chief Executive Officer. He added, “We continue to explore new sales and marketing channels and are particularly excited about the potential of the maturing opportunity with Atlas World Group associated with our collaboration with Atlas that we announced in late February of 2007”.

Selected highlights for the 12 months ended December 31, 2006 versus the prior year:
•	Property and equipment increased over $5.9 million, including the addition of $4.5 million in new SmartVaultTM containers and the proprietary mold for manufacturing the new second generation SmartVault™ containers:
•	Service coverage expanded by the addition of 21 additional Metropolitan Service Areas (MSAs)* in September 2006; bringing the Company’s total major market coverage to 61 MSAs:

•	Revenue lanes served by the Company expanded from 900 to 3,721 revenue lanes (the available inbound, outbound and local transport markets accessible by Smart Move for its products and services) **:

•	Smart Move completed the production mold for manufacturing version two SmartVault™ containers and commenced production of these containers;

•	The Company completed significant modules of proprietary logistics, tracking and mapping software; and:

•	Smart Move’s Initial Public Offering (“IPO”) was completed, raising $14.3 million of net proceeds.
• MSAs are the major cities in which Smart Move has operations and can service the surrounding population from the terminals in which the transportation functions are handled for Smart Move.
• “Revenue Lane” is a Smart Move term which refers to projected lanes connecting Smart Move’s Metropolitan Service Areas (MSAs) throughout the United States. The number of Revenue Lanes increases significantly as new MSAs are added. For example, just five MSAs create 25 Revenue Lanes or different combinations of service routes. The Revenue Lanes represent business opportunities for Smart Move to generate additional revenue by expanding the geographic reach of its moving services. However, there is no assurance that Smart Move will be able to realize any of these additional revenue opportunities.
Quarterly Revenue and Asset Growth of 2006 compared to 2005
Revenue and the growth of property and equipment assets, including additional SmartVault™ containers, are considered key measurements for Smart Move, as the company continues to pursue a national rollout of its operations.
The following summarizes sales by quarter, and quarterly additions to property and equipment:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	Total
Sales:
2006	$741,855	$994,614	$1,490,934	$957,151	$4,184,554
2005			655,120	583,098	1,238,218
Percentage change from 2005 to 2006	100%	100%	128%	64%	238%
Additions to property and equipment in 2006	$52,698	$3,718,870	$756,439	$1,454,004	$5,982,011
Additions to property and equipment in 2005	$1,158,571	$2,478,774	$943,443	$719,354	$5,300,142
Cash Flow
Net cash used in operations was $4,780,878 for the year ended December 31, 2006. Cash was consumed by the net loss of $9,869,676, less total non-cash expenses of $4,875,067 consisting of non-cash expenses of $1,203,985 for depreciation, $351,754 of amortization of debt discounts, $2,690,836 in noncash compensation costs, impairment of notes receivable in the amount of $47,000, write-off of deferred offering costs of $602,262, amortization of warrants for services of $11,786 , $161,140 of noncash interest in connection with conversion of debt to equity, $31,858 of bad debt expense and a loss on asset disposal of $7,446. These noncash charges were offset by deferred income tax benefit of $233,000. Cash was also consumed by increases in accounts receivable of $114,720, prepaid expense of $102,083 and contracts in process of $149,168 during the period. An increase in accounts payable of $121,996, an increase in accrued interest of $442,433 and an increase in deferred revenue of $15,273 provided cash.

The company had cash balances of $14.2 million on December 31, 2006.
Operating Highlights Subsequent to Year End
Subsequent to year end, the Company has continued to expand its business and operations. Specific highlights in 2007 include:
•	Entering the storage arena in Denver, CO, which will also allow Smart Move to use this facility to sell moving supplies to customers as well as local moving and storage companies in the 61 cities where Smart Move offer its services. The Denver operations will also allow the Company to evaluate other local storage opportunities.

•	Formation of a new wholly owned subsidiary, Rapid ID, Inc. to expand Smart Move’s technology offering, both as a stand alone value proposition for customers and/or as an integral component of Smart Move’s comprehensive logistics solution. This offering will target commercial clients who need a secure method of transportation services for high value products requiring specialized handling and tracking capabilities. This broader scope of logistics services represents a compelling value proposition with regard to the movement of any product or asset of high dollar value that is subject to theft or tampering, particularly where it is important for both the assets and the contents to be tracked, monitored and delivered on a timely basis. Smart Move’s new subsidiary, Rapid ID, Inc., is a development stage company pursuing concepts designed to compete favorably with various current RFID solutions which are typically expensive to deploy, limited to high volume applications, and can be costly to maintain. Additional information is available at our website www.rapidid.com.
Outlook for Fiscal 2007
Smart Move only began its revenue producing activities in June of 2005, and, consequently, the Company has limited historical data to assist management in our evaluating any trends or variables that may impact the Company’s ongoing operating activities and future financial results.
For its year ending December 31, 2007, Management anticipates that:
•	Revenues will be in the range of $16 million to $21 million. The Company’s ability to generate revenues above the estimated $16 million to $21 million for existing business is contingent on its success in executing and implementing agreements relating to new sales and marketing channels being pursued that are in various stages of negotiations and placing into service additional SmartVaults™ containers.

•	The Company’s net loss will range from $3.5 million to $5.5 million including depreciation expense, estimated to be approximately $2.5 million to $4 million.

•	The Company anticipates adding approximately 5,000 to 6,000 new SmartVaults™ to its fleet of containers during fiscal 2007.

•	The Company expects revenue to be highly seasonal and anticipates that approximately 50% of the revenue for any given fiscal year likely will be generated during a period beginning late in the second fiscal quarter and ending at approximately the end of the third fiscal quarter.

Conference call
Smart Move, Inc. Conference Call
Management will hold a conference call to discuss year end results on April 3, 2007 at 9:30am Eastern Time (7:30 a.m. Mountain).
About Smart Move, Inc.
Founded in 2004, Smart Move, Inc. is an asset management company that provides a unique, revolutionary, and increasingly popular alternative method of transporting household and commercial goods securely and on a time guaranteed basis. The company uses a GPS equipped, proprietary shipping container, the SmartVaultstm, to execute the movement of goods and utilizes its technologies to efficiently manage the fleet of assets. Smart Move currently offers moving services available to over 92% of the USA population from its operations in the 61 largest U.S. metropolitan areas in the USA. Our business model offers specific competitive advantages over the traditional van line agencies that perform the majority of the long distance moves in the U.S. today through: superior security, scheduling flexibility and expedited service. The company automatically includes superior replacement value insurance coverage for its customers, a unique feature of its offering within the asset transport and household goods industry. For more information and latest updates on available services, visit Smart Move’s web site at www.gosmartmove.com.
Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995
Certain statements in this release which are not historical facts are forward-looking statements such as statements relating to future operating results, existing and expected competition, financing and refinancing sources and availability and plans for future development or expansion activities and capital expenditures. These “forward-looking statements” are within the meaning of the Private Securities Litigation Reform Act of 1995. In many but not all cases you can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negative of these terms or other similar expressions. These forward-looking statements include statements regarding the company’s expectations, beliefs, or intentions about the future, and are based on information available to the company at this time. Smart Move assumes no obligation to update any of these statements and specifically declines any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Such forward-looking statements involve a number of risks and uncertainties that may significantly affect our liquidity and results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements. Such risks and uncertainties include, but are not limited to, those related to effects of competition, leverage and debt service financing and refinancing efforts, general economic conditions, changes in laws or regulations and risks related to development activities as described in our registration statement on Form SB-2 filed for Smart Move’s initial public offering, and other risk factors that will be described from time to time in the company’s SEC reports, including its annual report on Form 10K-SB for the year ended December 31, 2006.
Contact: Pete Bloomquist
Smart Move, Inc.
303-339-9558
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- Financial tables follow -

Smart Move, Inc.
Statements of Operations

	Year ended	Year ended
	December 31,	December 31,
	2006	2005
Sales	$4,184,554	$1,238,218
Cost of moving and storage (exclusive of depreciation and amortization shown separately below)	4,827,273	1,557,533
Depreciation and amortization	1,104,590	410,246

Total cost of moving and storage	5,931,863	1,967,779

Gross loss	(1,747,309)	(729,561)
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately below and including noncash compensation of $2,690,836 for the year ended December 31, 2006)	6,099,422	1,799,150
Depreciation and amortization	99,395	57,054
Impairment of note receivable	47,000	151,930
Write off of deferred offering costs	602,262	—

Total selling, general and administrative expenses	6,848,079	2,008,134

Operating loss	(8,595,388)	(2,737,695)

Other income (expense):
Interest income	107,043	40,039
Interest expense	(1,614,331)	(552,440)
Other expense	—	(204,000)

Total other expense	(1,507,288)	(716,401)

Loss before income tax benefit	(10,102,676)	(3,454,096)
Income tax (benefit)	(233,000)	—

Net loss	$(9,869,676)	$(3,454,096)

Net loss per share:
Basic and diluted	$(1.77)	$(1.05)

Shares used to compute net loss per share:
Basic and diluted	5,584,420	3,283,184

Smart Move, Inc.
Balance Sheet

December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$14,235,823
Account receivable trade, net of allowance of $40,274	121,280
Contracts in process	367,888
Prepaid and other	114,825

Total current assets	14,839,816

Property and equipment, net	9,662,213
Other assets	89,006

9,751,219

Total assets	$24,591,035

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$797,508
Accrued interest	315,191
Deferred revenue	113,464
Deferred income tax	122,000
Current portion of long-term debt and notes payable, (face amount of $816,238) net of discounts of $522,599	293,639
Current portion of obligations under capital leases	84,130

Total current liabilities	1,725,932

Long-term liabilities:
Long-term debt and notes payable, less current portion,(face amount of $10,996,209) net of discounts of $5,695,423	4,484,548
Obligations under capital leases, less current portion	250,666
Deferred income tax	2,165,000

Total long-term liabilities	6,900,214

Total liabilities	8,626,146

Commitments and contingent liabilities
Shareholders’ equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued	—
Common stock, $0.0001 par value, 100,000,000 shares authorized 10,171,092 issued and outstanding	1,017
Additional paid-in-capital	17,064,807
Accumulated deficit	(1,100,935)

Total shareholders’ equity	15,964,889

Total liabilities and shareholders’ equity	$24,591,035